[Letterhead of Luse Lehman Gorman Pomerenk & Schick, PC]




February 28, 2001

The Boards of Directors
Fidelity Bankshares, MHC
Fidelity Bankshares, Inc.
205 Datura Street
West Palm Beach, Florida 33401-5679


          Re: Fidelity Bankshares, Inc.
              Common Stock Par Value $.10 Per Share

Ladies and Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Fidelity Bankshares, Inc. (the "Company") Common Stock, par value $.10 per share ("Common Stock"). We have reviewed the Company's Certificate of Incorporation, Registration Statemnet on Form S-1 (the "Form S-1"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock. The shares offered hereby have been duly authorized by the Board of Directors of Fidelity Bankshares II, Inc.

         We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

         This Opinion has been prepared solely for the use of the Company in connection with the Form S-1 and may be relied upon by shareholders of Fidelity Bankshares II, Inc. We hereby consent to our firm being referenced under the caption "Legal Matters."


                                  Very truly yours,


                                  /s/ Luse Lehman Gorman Pomerenk & Schick
                                  ----------------------------------------
                                  Luse Lehman Gorman Pomerenk & Schick
                                  A Professional Corporation